EXHIBIT 99.3

April 28, 2010

APPROVAL OF AMENDMENT TO STURM, RUGER & COMPANY, INC.

AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors desires to amend the Sturm, Ruger & Company, Inc. 2007 Stock Incentive Plan (the "Plan") pursuant to Section 13 of the Plan,

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable and in the best interests of the Company to amend Section 2 of the Plan to include the following definition:

“Award Date” shall mean the fourth business day following the Company's release of a quarterly report on Form 10-Q or 10-K.

And be it further RESOLVED to amend Section 4 to add a new subsection “(e)” which reads in its entirety as follows:

(e)	Award Date. Except as otherwise determined by the Committee, each Award made under the Plan shall have its date of grant on an Award Date.

And be it further RESOLVED to amend and restate Sections 11(a) and 11(b) of the Plan in their entirety to read as follows:

“Annual Grants.  Each Non-Employee Director shall receive a grant of Restricted Stock on the Effective Date and as of the next Award Date to occur on or after each subsequent Annual Meeting of Stockholders of the Company.

Amount of Restricted Stock.  The Restricted Stock Award granted pursuant to Section 11(a) shall consist of shares of Stock with an aggregate Grant Date Value equal (in US dollars) to the product of (i) such Non-Employee Director's annual retainer compensation (as determined pursuant to the Board of Directors approved fee schedule) and (ii) 1/3.  If an individual becomes a Non-Employee Director during a Plan Year on a date other than the date of the Annual Meeting for such Plan Year, such Non-Employee Director shall be granted a Restricted Stock Award under Section 11(a) on the first Award Date following the date he becomes a Non-Employee Director which shall consist of shares of Stock with an aggregate Grant Date Value calculated in accordance with the above but reduced pro-rata to reflect the portion of the Plan Year that has elapsed prior to the date on which he became a Non-Employee Director”;

And be it further RESOLVED, that the Board of Directors hereby approves and adopts the above amendments; and be it further

RESOLVED, that the Board of Directors authorizes, empowers and directs the officers of the Company, and each of them individually, in the name of and on behalf of the Company, to do and perform all such further acts and things, to execute all such further certificates, agreements, instruments, drafts, receipts or other papers and to make all disbursements, payments or filings as he or she may in his or her sole and absolute discretion deem necessary or appropriate to carry out, comply with and effectuate the purposes and intent of the foregoing resolutions and the transactions contemplated thereby, and that the authority of each such officer to execute and deliver such documents and instruments or to take such actions shall be conclusively evidenced by the execution and delivery thereof or the taking thereof.